EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Company Contacts:	Mitchell J. Kelly
President & CEO
212-698-9600
Denis M. O’Donnell, M.D.
Chairman
781-721-9526
Novavax, Inc.

Financial Communications Contacts:	Cynthia Martin – Media
312-640-6741
Alison Ziegler — General
Julie Tu — Investors
212-445-8300
FRB : Weber Shandwick Worldwide

NOVAVAX, INC. APPOINTS NELSON M. SIMS PRESIDENT AND CEO;
PAST PRESIDENT OF ELI LILLY CANADA

COLUMBIA, MD, AUGUST 8, 2003 – NOVAVAX, INC. (NASDAQ: NVAX) today announced that Nelson M. Sims, a 28-year veteran of Eli Lilly and Company, has been named President and Chief Executive Officer, succeeding Mitchell J. Kelly, who has served as President and Chief Executive Officer since September 2002. Mr. Sims will join the Company on August 11, 2003 and was elected to the Company’s Board of Directors, effective immediately. Mr. Kelly, who is also Chief Executive Officer of Anaconda Capital Management, LLC, a New York City-based investment firm, will continue to serve as a Director.

Mr. Sims, age 56, joins Novavax with over 30 years of pharmaceutical industry experience. He retired from Eli Lilly and Company in 2001, following 28 years of service. During his tenure with Lilly, Mr. Sims held numerous executive management assignments including President of Eli Lilly Canada Inc., Executive Director Strategic Alliance Management, Vice President Hybritech Inc., a Lilly subsidiary, U. S. Eastern Region Pharmaceutical Sales Director, and numerous other assignments in sales and marketing management and business development. While in Canada, Mr. Sims also served as Chairman of the Board of Directors for the Pharmaceutical Manufactures Association of Canada. In his final assignment he was the founding leader of Lilly’s Alliance Management initiative responsible for “Best in Class” partnering capabilities for research and development, commercial, and manufacturing alliances.

Mr. Sims has a Bachelor of Science in Pharmacy from Southwestern Oklahoma State University. He is also active on several biopharmaceutical and life science company boards including Chairman of the Board of GlycoDesign, Inc. (recently acquired by Inflazyme Pharmaceuticals Ltd.) and director of MDS, Inc. and Hemosol, Inc.

“We are thrilled that after 30 years, Nelson has decided to make Novavax the second company that he will work for,” said Denis M. O’Donnell, Chairman. “Nelson has a depth and breadth of experience in the industry that we believe is truly unique. Importantly, his strong experience in new product planning and launch, marketing and sales, and business development are particularly well suited to the role he will play at Novavax.”

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NOVAVAX, INC. APPOINTS NEW PRESIDENT AND CEO

Mr. Kelly added, “Having managed the Company during the past eleven month transitional period, I am truly excited to welcome Nelson to Novavax. With the upcoming launch of ESTRASORB™, should we receive FDA approval, and a pipeline of strong technologies under development, Novavax has many wonderful opportunities ahead of it. We greatly look forward to Nelson’s leadership and future contributions.”

About Novavax
 Novavax, Inc. is a specialty pharmaceutical company engaged in the research, development and commercialization of proprietary products focused on women’s health and infectious diseases. Novavax sells, markets, and distributes a line of prescription pharmaceuticals and prenatal vitamins through its specialty sales force calling on obstetricians and gynecologists throughout the United States. Products include Nestabs®, a line of prescription prenatal vitamins, Gynodiol™ (estradiol tablets, USP), an oral form of estrogen replacement therapy, AVC™ Cream (sulfanilamide vaginal cream) for vaginal bacterial infections and Analpram HC®, a prescription corticosteroid and antipruritic product for hemorrhoids. Novavax’s micellar nanoparticle technology involves the use of patented oil and water emulsions that it believes can be used as vehicles for the topical delivery of a wide variety of drugs and other therapeutic products, including hormones. Novavax has several product candidates utilizing this technology awaiting marketing approval, in human clinical trials or in pre-clinical development, including ESTRASORB™, a topical emulsion for estrogen replacement therapy, and ANDROSORB™, a topical testosterone emulsion that has completed two Phase I clinical trials. Novavax has other drug delivery technologies, such as its Novasome® and Sterisome® technologies that are being utilized to develop other products. Novasomes are used as adjuvants to enhance vaccine effectiveness. Sterisomes are being used for, among other things, subcutaneous injections that can deliver long-acting drug effects. In addition, Novavax conducts research and development on preventative and therapeutic vaccines and proteins for a variety of infectious diseases, including smallpox, HIV, SARS, West Nile, papilloma, influenza and hepatitis viruses, and therapeutic immunotherapies for prevention of stroke.

Statements made in this press release that state Novavax’s or management’s intentions, hopes, beliefs, expectations, or predictions of the future are forward-looking statements. Forward-looking statements include but are not limited to statements regarding product sales, future product development and related clinical trials and statements regarding future research and development. Novavax’s actual results could differ materially from those projected in such forward-looking statements. Factors that could cause actual results to differ materially from those in the forward-looking statements include, among other things, the following: general economic and business conditions; competition; unexpected changes in technologies and technological advances; ability to commercialize and manufacture products; results of clinical studies; research and development activities; changes in, or failure to comply with, governmental regulations; and the ability to obtain adequate financing in the future. Additional information is contained in Novavax’s SEC report on Form 10K for the year ended December 31, 2002 and Form 10Q for the quarter ended March 31, 2003, incorporated herein by reference. Statements made herein should be read in conjunction with Novavax’s Forms 10K and 10Q. Copies of these filings may be obtained by contacting Novavax at 8320 Guilford Road, Columbia, MD 21046 Tel 301-854-3900 or the SEC.

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